Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Visa Inc. and Subsidiaries:

We consent to the use of our report dated August 20, 2007, except as to note 5, which is as of November 8, 2007, with respect to the balance sheet of Visa Inc. as of June 30, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

San Francisco, California

November 9, 2007